Exhibit 23

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KPMG LLP

Suite 900, Morgan Keegan Tower

Fifty North Front Street

Memphis, TN 38103

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Horizon National Corporation:

We consent to the incorporation by reference into the previously filed registration statements Nos. 33-9846, 33-40398, 33-44142, 33-52561, 33-57241, 33-63809, 33-64471, 333-16225, 333-16227, 333-17457, 333-17457-01, 333-17457-02, 333-17457-03, 333-17457-04, 333-70075, 333-91137, 333-92145, 333-92147, 333-56052, 333-73440, 333-73442, 333-106015, 333-108738, 333-108750, 333-109862, 333-110845, 333-123372, 333-123404, 333-124297, 333-124299, and 333-133635 of First Horizon National Corporation (the Company) of our reports dated February 26, 2007, with respect to the Company's consolidated statements of condition as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are incorporated by reference into the Company's 2006 Annual Report on Form 10-K.

Our report refers to changes in accounting for share-based payments, servicing rights, and defined benefit pension and postretirement benefit plans.

/s/ KPMG LLP

Memphis, Tennessee

February 26, 2007

KPMG LLP, a U.S. limited liability partnership, is the

U.S. member firm of KPMG International, a

Swiss cooperative